Exhibit 1.3

Number: BC 1142900

CERTIFICATE

OF

CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that KWESST MICRO SYSTEMS INC. changed its name to DEFSEC TECHNOLOGIES INC. on June 30, 2025 at 12:01 AM Pacific Time.

Province of British Columbia Canada
Issued under my hand at Victoria, British Columbia On June 30, 2025 SINEAD O'CALLAGHAN Registrar of Companies Province of British Columbia Canada
ELECTRONIC CERTIFICATE